Exhibit 10.22

NOKIA UK LIMITED
 Landlord

and

FOCUS INFORMATION LIMITED
Tenant

and

COSTAR GROUP, INC
Guarantor

 Agreement for Lease
 in respect of
 First Floor Offices  10 Great Pulteney Street, London W1

PARTICULARS

Date:	23 NOVEMBER 2007
Landlord:	NOKIA UK LIMITED (Company number 2212202) whose registered office is at Lancaster House, Lancaster Way, Ermine Business Park, Huntingdon, Cambridgeshire PE29 6YJ
Tenant:	FOCUS INFORMATION LIMITED (Company Registration Number 1789170) whose registered office is at 3RD Floor Portman House, Portman Street, London W1H 6EB
Guarantor:
COSTAR GROUP, INC (a company registered in Delaware, U.S.A. under company file number 2854191) whose registered office is c/o Corporation Service Company, 2711 Centerville
 Road, Suite 400, Wilmington, County of New Castle, Delaware 19808 U.S.A.

Premises:	The premises to be let by the Lease and known as First Floor Offices, 10 Great Pulteney Street, London W1 which are more particularly described in the Lease.
Title Number:	NGL 884980
Completion Date:
The date two (2) working days after the first date on which all of the Conditions have been satisfied or at the Tenant's sole discretion the date two (2) working days after the date of the Superior Landlord's Lease Consent where the Superior Landlord's Works Consent is not issued simultaneously with the Superior Landlord's Lease Consent.

Long Stop Date:	18 January 2008 subject at the Tenant's election to extension until 14 March 2008
Conditions:	The condition set out in Schedule 3 (Superior Landlords' Consent).
Contract Rate:
4% per annum above the National Westminster Bank Plc base rate from time to time in force as well after as before judgment which rate shall also be the contract rate referred to in the Standard Conditions.

Lease:	The lease of the Premises in the form at Annexure A to be granted by the Landlord to the Tenant and the Guarantor pursuant to this Agreement.
Agreed Term:	A term of years commencing on the Term Commencement Date and expiring on 19 June 2021.
Term Commencement Date:	The Completion Date.
Rent:	Four Hundred and Forty Two Thousand Eight Hundred and Forty Eight Pounds £442,848 per annum subject to any increase in accordance with the rent review provisions of the Lease.
Rent Commencement Date:	The date that is ten 10 months from and including the earlier of (i) the Completion Date and (ii) the date of this Agreement.
Review Dates:	24 June 2010, 24 June 2015 and 24 June 2020.
Landlord's Solicitor:
Clyde & Co LLP of Beaufort House, Chertsey Street, Guildford, Surrey GU1 4HA fax number 01483 567330 (ref: LMM/ATS/0707864) or such other firm as the Landlord may nominate by Notice to the Tenant or the Tenant's Solicitor for the purposes of this Agreement.

Tenant's Solicitor:
Gibson Dunn & Crutcher LLP of Telephone House, 2-4 Temple Avenue, London EC4Y 0HB fax number 020 7071 4244 (ref: AAS/TW/19486/20) or such other firm as the Tenant may nominate by Notice to the Landlord or the Landlord's Solicitor for the purposes of this Agreement.

Table of Contents

1	DEFINITIONS AND INTERPRETATION 1

1.1	Definitions	1
1.2	Interpretation	2
1.3	Other	2
1.4	Standard Commercial Property Conditions	3
1.5	Incorporation of Schedules	3

2	CONDITIONALITY 4

2.1	Conditions	4
2.2	Satisfaction of the Conditions	4
2.3	Notification	4
2.4	Conditions not satisfied	4

3	PAYMENTS AND INDEMNITY 4

3.1	Payments	4
3.2	Indemnity	4
3.3	Interest	4
3.4	Payment of VAT and VAT Invoice	5

4	GRANT OF LEASE 5

4.1	Grant of Lease	5
4.2	Matters to be inserted into the Lease	5
4.3	Possession	5

5	TITLE 5

5.1	Proof of title	5
5.2	Title guarantee	6
5.3	Matters affecting the Premises to be let	6
5.4	Acknowledgements and requisitions	6
5.5	Use	7

6	INSURANCE AND RISK 7

6.1	Damage to Premises between exchange and completion	7

7	COMPLETION 7

7.1	Time for completion	7
7.2	Landlord's contribution	7
7.3	Documents to be delivered on completion	7

8	REGISTRATION MATTERS 8

8.1	Registration of Lease	8
8.2	Protecting this Agreement	8

9	GUARANTOR COVENANTS 8

10	TERMINATION 8

10.1	Terminating events	8
10.2	Consequences of termination	8

i

11	GENERAL 9

11.1	Variation and waiver	9
11.2	Announcements	9
11.3	Assignment	9
11.4	Third Party Rights	9
11.5	Survival	9
11.6	Joint and several liability	10
11.7	Entire Agreement	10
11.8	Notices	10
11.9	Counterparts and duplicates	10
11.10	Governing Law and Jurisdiction	11

12	OPINION LETTER 11

SCHEDULE 1	12

Encumbrances	12

SCHEDULE 2	12

Guarantor Covenants	13

SCHEDULE 3	15

Condition: Superior Landlords' Consent	15

SCHEDULE 4	18

Tenant's Access prior to Actual Completion	18

SCHEDULE 5	20

Tenant’s Works Schedule	20

SCHEDULE 6	25

Exclusion of Sections 24-28 of the 1954 Act	25

ANNEXURES	27

ii

This Agreement is dated and made between the parties specified in the Particulars.

It is agreed as follows:

1	Definitions and interpretation

1.1	Definitions

In this Agreement, unless the context otherwise requires, the following definitions apply:

Account means the Landlord's Solicitor's client account number 13569732 at National Westminster Bank Plc, City of London Office, PO Box 12258, 1 Princes Street, London EC2R 8PA (sort code 60-00-01) or such other client account of the Landlord's Solicitor in England and Wales as the Landlord's Solicitor may specify.

Act of Insolvency means any of the following:

(a)	in relation to a company, any action is taken in relation to or with a view to:

(i)	appointing any type of liquidator, receiver, manager or trustee or an administrator, judicial custodian or similar officer in respect of the company or its assets and/or undertaking;

(ii)	the winding up, liquidation (otherwise than as part of a genuine solvent reconstruction or amalgamation), administration, dissolution, or reorganisation of the company;

(b)	in relation to any person (whether an individual or a company):

(i)	it is or admits to be unable to pay its debts or to be insolvent;

(ii)	the value of its assets is less than its liabilities (taking account of contingent and prospective liabilities);

(iii)
it suspends making payments on any of its debts or announces an intention to do so or it commences negotiations with any of its creditors with a view to rescheduling any of its indebtedness or the person proposes any form of arrangement with any of its creditors;

(iv)	any distress or execution being levied on any of the person's assets;

(v)	the person ceases to exist for any reason; or

(c)	any analogous proceedings or step is taken in any jurisdiction and in this definition action means any action whatsoever including any legal proceedings or other procedure or convening a meeting for the purpose of considering or seeking to effect any of the events listed.

Actual Completion means actual completion of the Lease under this Agreement and Actual Completion Date shall be interpreted accordingly.

Authority means any statutory, public, local or other competent authority or a court of competent jurisdiction.

Encumbrances means the encumbrances and matters affecting the Premises (to the extent that such are still subsisting and capable of being enforced) mentioned, contained or referred to in the documents listed in Schedule 1.

Enquiry Replies means any written replies made by the Landlord's Solicitor in reply to written questions or enquiries made by the Tenant's Solicitor.

Landlord's Surveyor means a competent and qualified surveyor appointed by the Landlord;

Legislation means statute, statutory instrument, statutory guidance, treaty, regulation, directive, by-law, code of practice, guidance note, circular and common law for the time being in force.

Notice means written notice (including faxes but not email) given by a Party to any other Party in accordance with Clause 11.8 (Notices).

Particulars means the particulars at the front of this Agreement.

Party means a party to this Agreement and Parties means more than one Party.

Planning Acts means legislation relating to town and country planning.

Standard Conditions means the Standard Commercial Property Conditions (Second Edition) and any reference to a Standard Condition shall be construed accordingly and have the same meaning as the expression condition in the Standard Commercial Conditions.

Tenant's Solicitor's Account means the Tenant's Solicitor's client premium account number 13662837 at HSBC Bank Plc, 16 King Street, Covent Garden, London WC2E 8JF (sort code 40-04-09) or such other client account of the Tenant's Solicitor in England and Wales as the Tenant's Solicitor may specify.

Title Documentation means the official copy register to the Title Number dated 28 August 2007 (13.54).

VAT means value added tax as provided for in the Value Added Taxes Act 1994 and any tax similar or equivalent to value added tax or performing a similar fiscal function.

1.2	Interpretation

In this Agreement (except where the context otherwise requires):

1.2.1
any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as being by way of illustration or emphasis only and shall not limit the generality of the preceding words;

1.2.2
reference to Legislation is reference to it as it is in force for the time being taking account of any amendment, extension, re-enactment or replacement and includes any subordinate legislation (within the meaning of section 21(1) of the Interpretation Act 1978) for the time being made under it;

1.2.3
any reference to a document being in the agreed form means a document in the form agreed by the Parties to it and annexed to this Agreement, with such alterations (if any) as may subsequently be agreed in writing by or on behalf of such Parties;

1.2.4
reference to liabilities are to all liabilities of any nature whatsoever including actual or contingent liabilities, claims, demands, actions, proceedings, damages, losses, penalties, costs, fees and expenses and liability shall be construed accordingly;

1.2.5	references to Clauses and Schedules are to clauses of and schedules to this Agreement, and references to paragraphs are references to paragraphs of the Schedule in which the reference appears; and

1.2.6	the table of contents and clause headings are for ease of reference only and shall not affect the construction of this Agreement.

1.3	Other

1.3.1	Any references to this Agreement includes the Particulars and Schedules that form part of it and have effect as if set out in full in the body of this Agreement.

1.3.2	Landlord includes the Landlord's successors in title and any other person who is or becomes entitled to the reversion (whether immediate or not) expectant on the term to be created by the Lease.

1.3.3	Tenant does not include the Tenant's successors in title.

1.3.4	Guarantor means the person named as guarantor (if any) in the Particulars.

1.3.5	The expression Solicitor in this Agreement shall have the same meaning as given to the expression conveyancer in the Standard Conditions

1.3.6	The expressions contained in the Particulars have the meanings set opposite them in the Particulars.

1.3.7
Any obligation on the Parties to do something includes an obligation to procure that it be done and any obligation not to do something includes an obligation not to suffer or permit such thing to be done and to take all necessary action to prevent the same.

1.3.8	The phrase termination of this Agreement includes termination pursuant to any of Clause 2 (Conditionality), Clause 10 (Termination) or rescission of this Agreement at any time and for any reason.

1.4	Standard Commercial Property Conditions

1.4.1	Part 1 of the Standard Conditions are incorporated in this Agreement, in so far as they:

(a)	are applicable to the grant of a lease;

(b)	are not inconsistent with the other clauses in this Agreement; and

(c)	have not been modified or excluded by any of the other clauses in this Agreement

1.4.2	Part 2 of the Standard Conditions are not incorporated in this Agreement

1.4.3	Standard Conditions 1.3.5(c), 1.3.6, 1.3.7(e), 1.4, 2.2, 2.3, 3.2.1, 3.3, 4, 5, 6.1, 6.2, 6.3 6.4.2, 6.6.2, 7.1.1 to 7.1.4 (inclusive), 8.4, 9.3, 10.2.4 10.3 and 11 do not apply to this Agreement.

1.4.4	Standard Condition 1.1.1(a)(ii) is varied by the deletion of the words 'at interest on seven days notice of withdrawal' and the substitution of the word 'overnight' in their place.

1.4.5	Standard Condition 8.1.2 is varied by replacing '2.00 p.m.' with '5.30 p.m.'.

1.4.6	Standard Condition 8.2 is varied by inserting 'in the City of London or Surrey' after the words 'some other place'.

1.4.7	In the Standard Conditions reference to:

(a)	the contract shall be reference to this Agreement;

(b)	landlord and tenant shall be to the Landlord and Tenant; and

(c)	the property shall be to the Premises.

1.4.8	The expression working day in this Agreement shall have the same meaning as in the Standard Commercial Conditions.

1.5	Incorporation of Schedules

The provisions of the Schedules are to apply.

2	Conditionality

2.1	Conditions

2.1.1	Completion of the Lease is conditional on the satisfaction of all of the Conditions.

2.1.2	The Parties shall not do anything that might interfere with, obstruct or delay the satisfaction of all or any of the Conditions.

2.2	Satisfaction of the Conditions

The rights and obligations of the Parties regarding the satisfaction of the Conditions are set out in Schedule 3 (Superior Landlords' Consent).

2.3	Notification

The Parties shall keep each other fully informed of all material matters relating to the satisfaction of the Conditions.

2.4	Conditions not satisfied

2.4.1
If the Conditions or any of them have not been satisfied at or before 5.30 pm on the Long Stop Date then either Party may serve Notice upon the other Party and upon service of such Notice, save to the extent provided in Clause 10.2 (Consequences of Termination), this Agreement shall terminate.

2.4.2	No Notice may be served under Clause 2.4.1 (Conditions not satisfied):

(a)	by any Party in breach of its obligations under this Agreement; or

(b)	once all of the Conditions have been satisfied.

3	Payments and indemnity

3.1	Payments

3.1.1	All money payable by the Tenant by direct credit pursuant to this Agreement is to be paid to the Account.

3.1.2
Unless this Agreement expressly provides otherwise, all amounts due from any Party under this Agreement shall be paid in full without any deduction or withholding other than as required by law and no Party shall be entitled to assert any credit, set-off or counterclaim against any other Party in order to justify withholding payment of any such amount in whole or in part.

3.2	Indemnity

The Tenant shall indemnify and keep fully and effectively indemnified the Landlord against all liability arising out of any breach, non-observance or non-performance of the Tenant's obligations under this Agreement.

3.3	Interest

If any Party defaults in the payment when due of any sum payable by it under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise) interest shall be payable by that Party on such sum from the date when such payment is due until the date of actual payment in cleared funds (as well after as before judgment) at the Contract Rate.  Such interest shall accrue from day to day and shall be compounded quarterly.

3.4	Payment of VAT and VAT Invoice

3.4.1	An obligation to pay money includes an obligation to pay any VAT chargeable in respect of that payment on receipt of a valid VAT invoice.

3.4.2	All sums made payable by this Agreement are exclusive of VAT.

3.4.3	The relevant Party shall issue a VAT invoice in respect of any VAT payable under this Agreement containing the information prescribed by law and within such time as may be required by law.

3.4.4
Where the Tenant is required to pay, refund or reimburse the Landlord and/or any superior landlord for the costs of any supplies made to them, the Tenant shall also indemnify the Landlord and/or any Superior Landlord against all liability to VAT in respect of such supply.

4	Grant of Lease

4.1	Grant of Lease

4.1.1
In consideration of the Tenant's obligations under this Agreement the Landlord shall grant and the Tenant shall take the Lease on the Completion Date for the Agreed Term at the Rent which shall commence to be payable on the Rent Commencement Date.  No purchase price or deposit is payable.

4.1.2	The Tenant cannot require the Landlord to grant the Lease to any person other than the Tenant.

4.2	Matters to be inserted into the Lease

The following matters shall be inserted in the Lease:

4.2.1	The review dates specified in clause 7 of the Lease shall be the Review Dates specified in this Agreement;

4.2.2	The date specified in clause 1.1 of the Lease shall be the Term Commencement Date specified in this Agreement; and

4.2.3	The date specified in clause 1.1 of the Lease shall be the Rent Commencement Date specified in this Agreement;

4.3	Possession

The Premises are let with vacant possession on Completion subject to the provisions of this Agreement.

5	Title

5.1	Proof of title

5.1.1	The Landlord's title to the Property is registered at the Land Registry under the Title Number and comprises an official copy of the registers of the title to the Property and the title plan.

5.1.2	Title to the Premises and any rights granted by the Lease has been deduced to the Tenant's Solicitor before the date of this Agreement.

5.1.3	The Tenant shall take the Lease with full knowledge of the title to the Premises as set out in:

(a)	the Title Documentation; and

(b)	Clause 5.3.1 (Matters affecting the premises to be let) (including all matters arising in connection with the Planning Acts);

and, subject to Clause 5.4.3, no enquiry, requisition, objection or claim shall be raised by the Tenant.

5.2	Title guarantee

The Landlord shall grant the Lease with the title guarantee referred to in the Lease (if any).

5.3	Matters affecting the Premises to be let

5.3.1
In addition to the matters listed in Standard Condition 3.1.2 the Premises are let subject to and where applicable with the benefit of the Encumbrances including all matters mentioned, contained or referred to in them.

5.3.2	The following shall be added to the end of Standard Condition 3.1.2:

'(f)            all outgoings, consents, easements and liabilities affecting the Premises;

(g)	any matters arising by virtue of any Legislation which have been disclosed to the Tenant;

(h)	any unregistered interests falling within any of the paragraphs of schedule 1 or schedule 3 of the Land Registration Act 2002 and any interests falling within section 11(4)(c) of that Act; and

(i)	such unregistered interests as may affect the Premises to the extent and for so long as they are preserved by the transitional provisions of schedule 12 of the Land Registration Act 2002.'

5.4	Acknowledgements and requisitions

5.4.1	The Tenant and the Guarantor confirm that they have:

(a)	been provided with all information necessary to assess the state and condition of the Premises;

(b)	had full opportunity to enter the Premises to conduct such surveys and investigations as the Tenant and the Guarantor wished; and

(c)	formed their own view as to the condition and suitability of the Premises for the Tenant's purposes.

5.4.2	Subject to Clause 5.4.3 the Tenant shall not raise any enquiry, requisition or claim nor refuse to complete in respect of:

(a)	any of the matters referred to in Standard Condition 3.1.2 or Clause 5.3.1 (Matters affecting the premises to be let); or

(b)	the state of repair or condition of the Premises or the compliance or non-compliance of the Premises with any Legislation.

5.4.3
Clauses 5.1.3 (Proof of title) and 5.4.2 (Acknowledgements and requisitions) shall not prevent the Tenant and/or the Tenant's Solicitor raising an enquiry or requisition of the Landlord and/or the Landlord's Solicitor in respect of matters not disclosed to the Tenant before the date of this Agreement which are revealed by final searches in respect of the Premises at the Land Registry or the Central Land Charges Registry and the Landlord is to reply in writing within four working days to any requisition received from the Tenant.

5.5	Use

The Landlord does not warrant that the Premises may lawfully be used for any purpose authorised under the Lease.

6	Insurance and risk

6.1	Damage to Premises between exchange and completion

6.1.1	Damage to, destruction of, or deterioration in the condition of:

(a)	the whole or any part of the Premises; or

(b)	access to the Premises; or

(c)	any services to the Premises;

where caused by a risk that is at the time of such damage destruction or deterioration covered by an insurance policy and the costs of carrying out all necessary works of repair are recoverable under such insurance policy shall not entitle the Tenant to refuse to complete or delay completion.

6.1.2
From the date of this Agreement the Landlord shall observe and perform the insurance and reinstatement obligations in respect of the Property on the part of the Landlord contained in the Lease as if the Lease had been granted.

7	Completion

7.1	Time for completion

Completion of the Lease shall take place on the Completion Date when all apportionments and other moneys due shall be paid by direct credit.

7.2	Landlord's contribution

Subject to receipt of a valid VAT invoice addressed to the Landlord, on the date of this Agreement the Landlord shall pay to the Tenant's Solicitor's Account as contributions towards the costs of the Works:

(a)	Five Thousand Five Hundred and Ten Pounds (£5,510) for installing floor boxes in the Premises; and

(b)	Eighteen Thousand Three Hundred and Sixty Seven Pounds (£18,367) for carpeting the Premises.

7.3	Documents to be delivered on completion

7.3.1	On the Actual Completion Date, each Party shall deliver to the other’s Solicitor:

(a)	a duly executed Lease or counterpart Lease (as the case may be); and

(b)	duly executed duplicates or counterparts of other documents the Party is required to enter into on or before the Actual Completion Date pursuant to this Agreement.

7.3.2
All money, bank drafts, documents, keys and other items delivered by any party through the post or document exchange in connection with this transaction and its completion shall be at the risk of any other party.

8	Registration matters

8.1	Registration of Lease

As soon as reasonably practicable after Actual Completion the Tenant shall submit an application to the Land Registry for the registration of the Lease and all rights granted by it.  As soon as reasonably practicable after completion of the registration, the Tenant shall provide to the Landlord official copies with title plans of the registers showing the Tenant as proprietor of the Lease.

8.2	Protecting this Agreement

The Landlord agrees not to object to the registration of a unilateral notice against the Title Number in respect of this Agreement.

9	Guarantor Covenants

Schedule 2 applies where a Guarantor has been named in the Particulars

10	Termination

10.1	Terminating events

If:

10.1.1	any Party commits any breach of the provisions of this Agreement and fails to remedy such breach within 5 working days after any other Party serves Notice on that Party specifying the breach;

10.1.2	there occurs in relation to any party an Act of Insolvency;

then any other Party may at any time after the occurrence of such event terminate this Agreement by Notice to that Party and upon service of such Notice, save to the extent provided in Clause 10.2 (Consequences of Termination), this Agreement shall terminate.

10.2	Consequences of termination

10.2.1	Without prejudice to Standard Condition 9.2, the termination of this Agreement shall be without prejudice to any rights or liabilities of the Parties accrued at the date of termination or rescission.

10.2.2	On termination of this Agreement, the Tenant shall:

(a)	return all Title Documentation supplied in respect of the Premises;

(b)
immediately apply to cancel all registrations made by or on behalf of the Tenant to protect this Agreement and the Tenant's interest in the Premises and supply to the Landlord's Solicitor certified copies of all such applications;

(c)
irrevocably appoint the Landlord as its agent to act at the Tenant's cost, in its name and on its behalf for the purposes of effecting or procuring such cancellations where the Tenant fails to comply within 14 days of termination with its obligations under Clause 10.2.2(b) (Consequences of Termination);

(d)	(if in occupation of the Premises) immediately vacate the Premises;

(e)
if and to the extent required by the Landlord, remove (at its own expense) any works carried out by or on behalf of the Tenant to the Premises or other property registered under the Title Number and reinstate the same to their state and condition as at the date of this Agreement. If the Tenant defaults in carrying out such works of removal and reinstatement within a reasonable period of time (having regard to the nature and extent of the works and to the Landlord's proposals for occupation or letting of the Premises) after service of Notice by the Landlord, the Landlord shall be entitled to carry out such works at the Tenant's expense and all costs so incurred shall be repaid by the Tenant forthwith upon demand; and

(f)	forthwith reimburse to the Landlord the sums paid by the Landlord pursuant to Clause 7.2(Landlord's Contribution).

10.2.3
This Clause and Clauses 1 (Definitions and Interpretation), 3 (Payments and Indemnity) 9 (Guarantor Covenants) and Clause 11 (General) shall survive termination of this Agreement and shall continue to apply after the termination of this Agreement as shall any other Standard Condition or provision which by its nature is intended to survive termination or rescission.

11	General

11.1	Variation and waiver

11.1.1
No modification or variation of the terms of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the Parties and is in a form that complies with the requirements of the Law of Property (Miscellaneous Provisions) Act 1989.

11.1.2	The rights of each Party under this Agreement:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically; and

delay in exercising or non-exercise of any such right is not a waiver of that right.

11.2	Announcements

Save as may be required by law, none of the Parties shall make any statement or public announcement to the media or any other third parties in connection with the letting of the Premise or any matters referred to in this Agreement without prior written consent of the other Parties.

11.3	Assignment

No Party may (whether at law or in equity) assign, transfer, grant any security interest over, hold on trust or deal in any other manner with the benefit of the whole or any part of this Agreement nor sub-contract any or all of its obligations under this Agreement nor purport to do any of the same.

11.4	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

11.5	Survival

All provisions of this Agreement shall continue in full force and effect notwithstanding Actual Completion, except those provisions already performed at completion.

11.6	Joint and several liability

11.6.1
Unless expressly provided otherwise, all representations, warranties, indemnities, undertakings, covenants, agreements and obligations made, given or entered into by more than one person in this Agreement are made, given or entered into jointly and severally.

11.6.2
Where the Tenant or the Guarantor is more than one person, the Landlord may release or compromise the liability of any of those persons under this Agreement, may take action against any one or more those persons or grant time or other indulgence without affecting the liability of any one of them.

11.7	Entire Agreement

11.7.1
This Agreement, together with any documents that the Parties are to enter into pursuant to it (together the Contractual Documents) constitutes the entire agreement and understanding between the Parties relating to its subject matter and supersedes any and all previous agreements, arrangements and/or understandings (whether written or oral) between the Parties relating to such subject matter.

11.7.2
The Tenant and the Guarantor confirm that in entering into the Contractual Documents they do not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding of any person (whether a party to a Contractual Document or not) other than as are expressly set out in the Contractual Documents or in Enquiry Replies.

11.7.3	Nothing in this Clause shall operate to limit or exclude any liability for fraud.

11.8	Notices

11.8.1	Standard Condition 1.3 applies to this Agreement as amended.

11.8.2	The words 'in the English language' shall be added to the end of Standard Condition 1.3.1.

11.8.3
The words 'where delivery of the original document is not essential' shall be deleted from Standard Condition 1.3.3 and Standard Condition 1.3.3(b) shall be deleted and replaced by the words '(b) by hand or by pre-paid first class post or recorded delivery to the address given in the Particulars for the relevant Party or as otherwise notified by the relevant Party from time to time.'

11.8.4
The words 'one hour after despatch' in Standard Condition 1.3.7(d) shall be deleted and replaced with the words 'when confirmation of its uninterrupted transmission has been recorded by the sender's fax machine'.

11.8.5
No notice or other communication served on either the Landlord's Solicitor or the Tenant's Solicitor shall be valid unless it quotes the reference for the recipient Solicitor set out in the Particulars and in the case of a communication sent by fax, it is transmitted to the fax number for the recipient Solicitor given in the Particulars or such other reference or fax number as may have been notified in accordance with the provisions of this Clause.

11.8.6	In Standard Condition 1.3, each occurrence of '4.00 pm' shall be replaced by '5.30 pm'.

11.9	Counterparts and duplicates

This Agreement and (unless this Agreement expressly provides otherwise) any other document to be entered into by the Parties pursuant to its terms may be executed (at the Landlord's option) as duplicates or in any number of counterparts each of which when executed shall be an original but all the counterparts shall together constitute one and the same instrument.

11.10	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of England and each Party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Agreement.

12	Opinion Letter

Prior to completion of the Lease the Guarantor shall deliver to the Landlord an opinion in English dated not more than five working days before completion of the Lease addressed to the Landlord from a reputable firm of lawyers in the jurisdiction of incorporation of the Guarantor in substantially the form of the draft opinion letter attached to this agreement as Annexure B.

This Agreement has been entered into by the Parties or their duly authorised representatives and is executed and delivered as a deed by the Guarantor on the date set out in the Particulars.

Ref:  LMM/ATS/0707864

Schedule 1

Encumbrances

The documents mentioned, contained or referred to in the property, proprietorship and charges registers of the Title Number NGL572469.

The Superior Lease (as defined in Schedule 3 (Superior Landlords' Consent)

The Head Lease (as defined in Schedule 3 (Superior Landlord's Consent)

Schedule 2

Guarantor Covenants

In consideration of the Landlord entering into this Agreement at the Guarantor's request, the Guarantor covenants with the Landlord as primary obligor and not merely as guarantor, in the terms set out in this Schedule.

1.	Guarantee and indemnity

1.1
The Guarantor agrees with the Landlord that the Tenant shall comply with the Tenant's obligations under this Agreement (the Tenant's Obligations) and also as a separate obligation to indemnify the Landlord against all liability sustained by the Landlord arising out of or in connection with any default by the Tenant in complying with the Tenant's Obligations.

1.2	Any sum payable by the Guarantor under this Agreement shall be paid on written demand and without deduction, set-off or counter claim.

2.	Liability of Guarantor

2.1	The Guarantor shall be jointly and severally liable with the Tenant for the fulfilment of the Tenant's Obligations.

2.2
The Guarantor agrees that the Landlord, in the enforcement of its rights under this Agreement, may proceed against the Guarantor as if the Guarantor were named as the Tenant in this Agreement and without first making demand of the Tenant or exercising any other rights or enforcing any other security that it may have in respect of the Tenant's Obligations.

2.3	The liability of the Guarantor under this Agreement shall not be affected by:

(a)	any Act of Insolvency of the Tenant;

(b)	disclaimer of this Agreement by a liquidator or trustee in bankruptcy;

(c)	any concession, time, indulgence or release given to the Tenant by the Landlord;

(d)	any variation or rescission of this Agreement; or

(e)	other act, omission, or thing by which but for this provision the Guarantor would be released wholly or in part.

3.	Guarantor to enter into documents

The Guarantor shall at the request of the Landlord join in as a party to (and consent to the terms of) any other document made supplemental or collateral to this Agreement.

4.	Guarantor not to claim in competition or take security

The Guarantor shall not:

(a)
claim any rights of subrogation against the Tenant or prove as creditor in competition with the Landlord in any proceedings in connection with an Act of Insolvency or arrangement of the Tenant in respect of any payment made by the Guarantor pursuant to this guarantee and indemnity and if the Guarantor receives any money in such proceedings or arrangement, it will hold that money on trust for the Landlord to the extent of its liability to the Landlord; or

(b)	take any security or other right from the Tenant or be entitled to claim or participate in any security held by the Landlord in respect of the Tenant's Obligations.

5.	Guarantor bound by proceedings

If the Landlord brings proceedings against the Tenant, the Guarantor shall be bound by any findings of fact interim or final award or interlocutory or final judgment made by an arbitrator or the court in those proceedings in so far as the same relate to the subject matter of this Agreement.

Schedule 3

Condition: Superior Landlords' Consent

1.	Definitions

In this Schedule the following definitions apply.

Head Lease means a lease of the demised premises dated 22 February 2001 made between (1) Winterdome Limited and (2) Microsoft Limited and all or any deeds and documents which are or are expressed to be supplemental thereto.

Superior Landlord means the person from time to time entitled to the reversion expectant on the determination of the Superior Lease and includes (where the context admits) any person or persons entitled to the reversion expectant on the determination of any interest superior to the Superior Lease.

Superior Landlords' Consent means the Superior Landlords' Lease Consent and the Superior Landlords' Works Consent.

Superior Landlords' Lease Consent means the written consent of the Superior Landlords to the grant of the Lease (satisfying the requirement of the Superior Lease and the Head Lease)

Superior Landlords' Works Consent means the written consent of the Superior Landlord to the Tenant's Works (satisfying the requirements of the Superior Lease and the Head Lease).

Superior Lease means a lease of the demised premises and other premises dated 25 June 2007 made between (1) Microsoft Limited and (2) Nokia UK Limited

2.	The Condition

The condition referred to in the Particulars and Clause 2 (Conditionality) of this Agreement is the Landlord obtaining the Superior Landlords' Lease Consent and the Superior Landlords' Works Consent or at the Tenant's sole discretion the Landlord obtaining the Superior Landlords' Lease Consent.

3.	Landlord's obligations

3.1	The Landlord shall:

3.1.1	immediately apply for and use all reasonable endeavours to obtain as quickly as possible the Superior Landlords' Consent;

3.1.2	promptly supply such information as shall reasonably be required of the Landlord by any Superior Landlord pursuant to and in accordance with the Superior Lease;

3.1.3
promptly pay all proper and reasonable fees costs and expenses of every Superior Landlord and all other costs properly and reasonably incurred by the Superior Landlord for the Superior Landlords' Lease Consent;

3.1.4	promptly respond to all correspondence and negotiate and agree all draft documentation relating to the application for the Superior Landlords' Consent;

3.1.5
immediately observe and perform all other obligations covenants and conditions contained or referred to in the Superior Lease to the extent such observance and performance is necessary to obtain the Superior Landlords' Consent;

3.1.6
properly execute the documents constituting the Superior Landlords' Consent (and any other documents required by the Superior Landlord in relation to the granting of the Superior Landlords' Consent) promptly after an engrossment in a form acceptable to the Landlord (acting properly and reasonably) has been submitted to the Landlord's Solicitor;

3.1.7	immediately give the Tenant Notice as soon as the Superior Landlords' Consent has been obtained.

4.	Tenant's obligations

4.1	General

4.1.1	The Tenant and the Guarantor shall promptly:

(a)	supply all references and information reasonably required by the Superior Landlord pursuant to and in accordance with the Superior Lease in connection with the grant of Superior Landlords' Consent;

(b)
respond to all correspondence and negotiate and agree all draft documentation relating to the application for the Superior Landlords' Consent and reasonably required by the Superior Landlord pursuant to and in accordance with the Superior Lease;

(c)	comply with the Superior Landlords' requirements relating to the grant of the Superior Landlords' Consent pursuant to and in accordance with the Superior Lease;

(d)	provide such guarantees and security for the performance of the Tenant's covenants contained in the Lease as the Tenant (acting reasonably) may agree; and

(e)	give the Landlord Notice once the Superior Landlords' Consent has been obtained (should the Superior Landlords' Consent be sent to the Tenant (or the Tenant's Solicitor)).

4.1.2	The Tenant and the Guarantor shall also:

(a)
properly execute or procure the execution of the documents in a form acceptable to the Tenant (acting properly and reasonably) constituting the Superior Landlords' Consent (and any other documents in a form acceptable to the Tenant (acting properly and reasonably) and required by the Landlord and/or the Superior Landlord in relation to the granting of the Superior Landlords' Consent) promptly after an engrossment has been submitted to the Tenant's Solicitor; and

(b)	give such reasonable assistance as may be required to obtain the Superior Landlords' Consent (not including the payment of any fine or premium).

4.2	Costs

The Tenant shall pay the reasonable and proper costs and disbursements of the Superior Landlord in relation to the application for Superior Landlords' Works Consent (whether or not this Agreement is completed).

4.3	No objections

4.3.1	The Parties may not object to the Superior Landlords' Consent being given subject to a condition:

(a)	which under section 19(1A) of the Landlord and Tenant Act 1927 is regarded as reasonable; or

(b)	which is lawfully imposed under an express term of the Superior Lease.

4.3.2
If the Superior Landlord properly requires the agreed form Lease to be altered pursuant to and in accordance with the Superior Lease, such alterations shall with the prior written consent of the Tenant (which shall not be unreasonably withheld or delayed) be deemed to be alterations agreed in writing for the purposes of Clause 1.2.3.

4.4	Proceedings

Nothing in this Agreement shall oblige the Landlord to take any proceedings against the Superior Landlord in relation to either any delay in granting or refusal to grant the Superior Landlords' Consent or otherwise.

4.5	Guarantor

Where a guarantor is required to join in the Superior Landlords' Consent then references to the Tenant in this Schedule shall where the context admits include references to that guarantor.

Schedule 4

Tenant's Access prior to Actual Completion

1.	Tenant's access prior to Actual Completion

1.1	The Tenant shall (notwithstanding that Actual Completion has not occurred) be entitled to access the Premises as from the date of this Agreement upon the terms and conditions of this Schedule.

1.2	Access will be for the purpose only of carrying out the Works (as defined in Schedule 5) and occupying the Premises in accordance with the terms and conditions of this Agreement.

2.	No Lease

2.1
Until the grant of the Lease, this Agreement shall not operate or be deemed to operate as a demise of the Premises nor shall the Tenant have or be entitled to any estate right title or interest in the Premises (other than the licence granted by this Agreement).

2.2	Without prejudice to Clause 11.2 (Assignment) the Tenant may not transfer or deal in any way with the licence created by this Agreement.

3.	Tenant's Obligations

The Tenant shall:

(a)
pay on demand to the Landlord for the period commencing on the date of this Agreement and ending on the day before the Completion Date, a daily licence fee in respect of the Tenant's occupation of the Premises at a rate equivalent to one 365th of the insurance rent and service charge and from the Rent Commencement Date one 365th of the annual rent reserved and any moneys paid pursuant to this paragraph shall upon completion of the Lease be set against any moneys that would otherwise be due under the Lease in respect of the same period;

(b)	fully indemnify the Landlord against all liability which may be suffered by the Landlord as a result of the grant of this licence;

(c)	be responsible for all outgoings (including any gas, telephone, electricity, water or drainage charges or rates) which arise in relation to the Premises from and including the Access Date;

(d)	comply with any reasonable regulations made by the Landlord regarding the use and occupation of the Premises;

(e)	not infringe any Legislation relating to the Premises;

(f)	not infringe any matter relating to the title to the Premises;

(g)
make good as soon as reasonably practicable any damage occasioned to the Premises and the Building as a result of the carrying out of the Works or the Tenant's Access to the Building (it being agreed that the Works themselves shall not be regarded as damage).

4.	Tenant's risk

4.1	The Tenant's entry on the Premises will be entirely at its own risk.

4.2	Any equipment, tools, goods or items left by the Tenant or on the Tenant’s behalf at the Premises are so left entirely at the Tenant’s risk.

5.	Termination

The licence created by this Schedule shall terminate on the earlier of the Actual Completion Date and the termination of this Agreement.

Schedule 5

Tenant’s Works Schedule

1.	Definitions and interpretation

1.1	Definitions

In this Schedule the following definitions apply:

Landlord’s Approval Date means the date on which the details of the Works (supplied under paragraph 2.1) are approved by the Landlord and the Superior Landlords.

Licence to Alter means a licence to alter in the form required by any Superior Landlord and approved by the Tenant (acting reasonably) relating to the Works (or such of them as require consent under the terms of the Lease) together with the Specification.

Specification means the plans, drawings and specifications supplied to the Landlord pursuant to paragraph 2.1.

Works means the fitting out works to the Premises comprising the provision of such interior fittings and equipment such fitting out works to be more particularly specified in the Specification.

Building means the property known as 10 Great Pulteney Street, of which the Premises forms part, together with any other adjoining or neighbouring premises of the Landlord.

CDM Regulations means the Construction (Design and Management) Regulations 2007.

Deleterious Materials means any materials or substances which in the particular circumstances in which they are to be used fail to satisfy the relevant British Standard and the principles of good building practice (including the essential requirements defined in the Construction Products Regulations 1991).

Insurers means the insurers for the time being of the Building.

Requisite Consents means all licences, certificates and permits required for the execution and retention of the Works including but not limited to any that may be required from any person having an interest in the Building or any adjoining or neighbouring premises.

Specification means the plans, drawings and specifications supplied to the Landlord pursuant to paragraph 2.1.

Term has the meaning given in the Lease.

Works means the fitting out works to the Premises comprising the provision of such interior fittings and equipment such fitting out works to be more particularly specified in the Specification.

1.2	Interpretation

In addition to the matters referred to at Clause 1 (Definitions and Interpretation) of this Agreement, where reference is made to the satisfaction of the Landlord, the Landlord may (but is not obliged to) consult its surveyor and any other appointed representatives in determining the Landlord's satisfaction.

2.	Consent for Works

2.1
The Tenant shall as soon as reasonably practicable following the date of this Agreement, submit to the Landlord for approval, details of the Works in triplicate (including such plans, drawings and other information in respect of the Works as the Landlord or any Superior Landlord reasonably and properly requires).

2.2	The Tenant shall not commence the Works until

the details supplied under paragraph 2.1 have been approved by the Landlord and the Superior Landlord save that this need not require the Superior Landlords' Works Consent to have been granted.

3.	Before commencement of the Works

The Tenant agrees with the Landlord before commencing the Works:

3.1	to obtain the Requisite Consents at its own expense;

3.2	to give the Requisite Consents to the Landlord;

3.3	to give at least 5 working days prior Notice to the Landlord of the Tenant's intention to commence the Works;

3.4	to give at least 5 working days prior Notice to the Insurers of the Tenant's intention to commence the Works, including a copy of the Specification; and

3.5
to take out and maintain fully comprehensive public liability insurance in the sum of not less than £5,000,000 for any one occurrence or series of occurrences arising out of one event against liability to any person arising from or in connection with the Works, and to produce evidence to the Landlord of such insurance.

4.	During the Works

The Tenant covenants with the Landlord, if the Works are begun:

4.1
to carry out the Works in accordance with its obligations under this Schedule and with the Specification, at its own expense, in a good and workmanlike manner and using good, new and sound materials to the reasonable satisfaction of the Landlord's Surveyor;

4.2
to carry out the Works in a manner which does not cause any interruption to the business of the Landlord or any other person in the Building or any material nuisance, damage, inconvenience or annoyance to the Landlord or to any other person, and to make good any damage caused to the Building by the carrying out of the Works or access to the Building promptly and to the reasonable satisfaction of the Landlord's Surveyor;

4.3	to carry out the Works in compliance with the Requisite Consents and with the provisions of Legislation;

4.4	to supply to the Landlord on demand all such documents, information and evidence as it may reasonably require so as to satisfy itself that the provisions of this Schedule have been complied with;

4.5
if any Requisite Consent requires the execution of further works then to carry out such further works and complete them in their entirety before the end of the Term (whether or not such consent specifies a later date) and such further works shall be deemed to be part of the Works;

4.6	not to use any Deleterious Materials in the Works;

4.7
to comply with all requirements of the Insurers in connection with the Works and to pay on demand any additional premium which may be payable to the Insurers in respect of the insurance of the Building as a result of the Works being carried out;

4.8	not to leave, store or permit to be left or stored outside the Premises any builder's plant materials or debris;

4.9	during the carrying out of the Works not to:

4.9.1	damage, weaken or render unsafe the structure of the Building or its plant or machinery;

4.9.2	infringe, interrupt or destroy any right, easement or privilege;

4.9.3	interrupt any service to or from or within the Building or adjoining or neighbouring property; or

4.9.4	vitiate the insurance of the Premises and/or the Building;

4.10
to indemnify and keep the Landlord indemnified from and against all liability arising from the execution of the Works or the exercise or purported exercise of the rights granted by this Schedule and/or the breach of the Tenant's covenants or the other terms of this Schedule;

4.11
on not less than forty eight (48) hours prior written notice to permit the Landlord and those authorised by the Landlord to enter the Premises to inspect the progress and completion of the Works and for any other purpose connected with this Schedule;

4.11.1	to complete the Works in accordance with the obligations on the part of the Tenant set out in this Schedule within three months from the date of this Agreement;

4.11.2	on completion of the Works to remove all debris and equipment from the Premises, to make good any damage caused to the Building by the execution of the Works and to clean the Premises;

4.12	to give Notice to the Landlord immediately upon completion of the Works;

4.13
within seven days after completion of the Works to prepare and deliver to the Landlord three complete sets of drawings and specifications showing the Works as completed and a copy of any operational and maintenance manuals relating to the Works;

4.14
to grant (or procure the grant of) a royalty-free and irrevocable licence to copy and use the drawings specifications and operational and maintenance manuals referred to in paragraph 4.15 for any purpose connected with the Building, and such licence shall include the right to grant sub-licences and shall be assignable to third parties without consent;

4.15	until completion of the same, keep the Works insured against the Insured Risks (as defined in the Lease); and

4.16	immediately following completion of the Works, give Notice to the Landlord of the cost of the Works for insurance purposes.

5.	CDM Regulations

5.1	This Clause applies to the extent that the CDM Regulations apply to the Works or to the carrying out of the Works.

5.2	The Tenant shall plan, carry out and complete all the Works in accordance with the CDM Regulations to the extent they apply to the Works.

5.3
To the extent that the Landlord may be a client for the purposes of the CDM Regulations in relation to the Works or the carrying out of the Works, the Tenant elects to be the only client in respect of the Works for the purposes of the CDM Regulations and the Landlord agrees to such election.

5.4
The Tenant must comply with its obligations as a client for the purposes of the CDM Regulations and must ensure that the CDM co-ordinator and the principal contractor that it appoints in relation to the Works comply with their respective obligations under the CDM Regulations. The Tenant must liaise with the CDM co-ordinator to allow the CDM co-ordinator to assist the Tenant in performing the Tenant’s duties as client under the CDM Regulations.

5.5
At completion of the construction phase of the Works, in accordance with the CDM Regulations, the Tenant must ensure either that the CDM co-ordinator gives the Landlord all necessary documents relating to the Works that are required under the CDM Regulations to be kept in the health and safety file for the Premises or that the CDM co-ordinator updates the health and safety file for the Premises and, in either event, the Tenant must comply with its obligations in the Lease relating to the documents and the file. The Landlord shall co-operate with the CDM co-ordinator to the extent necessary to allow the CDM co-ordinator to update the health and safety file for the Premises.

6.	Reinstatement

6.1	Removal of the Works

The Tenant covenants with the Landlord to dismantle and remove the Works and to reinstate and make good the Premises and to restore the Premises to their appearance immediately before the commencement of the Works to the reasonable satisfaction of the Landlord's Surveyor:

6.1.1	as soon as this Agreement is terminated; or

6.1.2
before the expiration or sooner determination of the Term, except if a new lease is to be granted to the Tenant at the end of the Term containing provisions to the same effect as those contained in this Schedule for the reinstatement of the Premises before the end of the term of such new lease.

6.2	Method of reinstatement

The Tenant covenants with the Landlord in carrying out such works of reinstatement to comply with the provisions of this Schedule for the carrying out of the Works.

7.	Termination

The licences granted by this Schedule shall also terminate on the termination of this Agreement.

8.	Agreement and declaration

It is agreed and declared that:

8.1	nothing in this Schedule authorises any alterations or additions to the Premises other than the Works;

8.2	the licence contained in this Schedule is granted subject to the rights of any person having an interest in the Building or any adjoining or neighbouring property or any other interested persons;

8.3
if the Works are carried out all the Tenant's covenants and the conditions in the Lease shall apply to the Premises when and as altered and shall extend to all additions which may be made to the Premises in the course of the Works;

8.4
the alterations comprised in the Works are not improvements within the meaning of Part 1 of the Landlord and Tenant Act 1927 and are being carried out by the Tenant to suit the Tenant's own personal requirements, and nothing in this Schedule nor any correspondence, notice, specification or plan of the Works shall be deemed to be notice under the Landlord and Tenant Act 1927 or the 1954 Act of an intention to make improvements to the Premises, and neither the Tenant nor any other person shall be entitled to any compensation in respect of the Works at the expiration or sooner determination of the Term or at any other time;

8.5
any decrease or increase in the rental value of the Premises caused by or arising from the execution or existence of the Works or the obligations contained in this Schedule shall be disregarded for the purpose of any review of rent under the Lease;

8.6	nothing contained in this Schedule implies any warranty by or on behalf of the Landlord that the Works may be lawfully or safely carried out;

8.7
nothing contained in this Schedule releases or in any way lessens the liability of any person to the Landlord under the covenants and conditions contained in the Lease or constitutes a waiver of any outstanding breach;  and

8.8
nothing in this Schedule imposes upon the Landlord any liability to insure the Works until they are complete and the Tenant has notified the Landlord in writing of completion of the Works and of any increase in the reinstatement value of the Premises (including the Works);

Schedule 6

Exclusion of Sections 24-28 of the 1954 Act

1.	The Parties agree to exclude the provisions of sections 24 to 28 (inclusive) of the 1954 Act in relation to the tenancy to be created by the Lease.

2.	The Tenant and Guarantor confirm that before the Tenant became contractually bound to enter into the tenancy to be created by the Lease:

2.1
The Landlord served on the Tenant a notice dated 17 October 2007 in relation to the tenancy to be created by the Lease in a form complying with the requirements of schedule 1 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 (the 2003 Order);

2.2	The Tenant, or a person duly authorised by the Tenant, made a statutory declaration (the Declaration) dated 19 October 2007 in a form complying with the requirements of schedule 2 of the 2003 Order.

3.	The Tenant further confirms that, where the Declaration was made by a person other than the Tenant, the declarant was duly authorised by the Tenant to make the Declaration on the Tenant’s behalf.

Signature Page

SIGNED by for and on behalf of Nokia UK Limited	) ) ) )	/s/ illegible Company Secretary /s/ illegible 22-11-07

SIGNED by for and on behalf of FOCUS Information Limited	) ) ) )	/s/ Paul Marples Paul Marples Managing Director

SIGNED by for and on behalf of CoStar Group, Inc.	) ) ) )	/s/ Andrew Florance Andrew Florance Chief Executive Officer

ANNEXURES

Annexe A:	Lease
Annexe B:	Opinion Letter